Exhibit 10.34

(Annex 3)

Long Term Lease Agreement

(NeuroBo Co., Ltd.)

Room Number: 707, 53.22 m2

Invest Korea Plaza

Long Term Lease Agreement

This Long Term Lease Agreement (hereinafter referred to as this “Agreement”) is entered into between Invest Korea Plaza (hereinafter referred to as the “Lessor”), and NeuroBo Co., Ltd. (hereinafter referred to as the “Lessee”).

In connection with the use of the Lessor’s Invest Korea Plaza (IKP) office space and business support services located at Heolleung-ro 7, Seocho-gu, Seoul, the Lessor and the Lessee agree as follows:

Article 1 (General Provisions)

1 The Lessor shall lease a fully furnished office space (hereinafter referred to as “Office”) located in the premise of the Lessor to the Lessee and the Lessee shall rent the Office. The Lessor has the right to transfer the location of the Office leased to the Lessee to another office of the same size by mutual written consent.

2 The Lessee agrees to comply with regulations, procedures, and written instructions provided by the Lessor for the facility.

3 The Lessor shall designate the use of the leased property as an office and the Lessee shall not use or make profit from the leased Office for purposes other than its original purpose without the prior consent of the Lessor.

4 The Lessee shall not lease or sublease the leased Office to anyone who is not an employee or business associate of the Lessee. The Lessee shall, by mutual agreement, take into account the number of employees in proportion to the size of the Office to be leased by the Lessor, and shall provide the name of the employee to the Lessor for identification purposes.

5 The Lessee shall not assign this lease to any third party without the prior consent of the Lessor.

Article 2 Lease Term

1 The term of this lease shall commence on February 21, 2018, and shall terminate on February 20, 2019.

2 If the Lessee intends to extend the lease term, written notice thereof must be provided to the Lessor at least one month prior to the expiration of this lease. If the Lessor or the Lessee intends to terminate this Agreement during the lease term under Paragraph 1 due to change in circumstances, the Lessor or the Lessee shall notify the other party in writing of its intention to terminate by no later than one month prior to the intended termination date.

Article 3 Rent and Services

1 The Lessor shall assign the right to use the Office and other facilities specified in Exhibit 1 to the Lessee.

2 The office space that the Lessor intends to lease to the Lessee is as follows:

Office Number	:	707
Purpose of the Office	:	Office for the exclusive use of investors
Size	:	53.22 m2
Base Monthly Rent	:	KRW 1,579,400

The VAT is separate and shall be added to the base monthly rent payment.

3 The Lessor shall provide the Lessee the right to use the Office including basic services that are limited to terms specified in Exhibit 1 during the term of this Agreement for the base monthly rent listed in Article 4, Paragraph 1. Furthermore, the Lessee may use additional and professional services at the additional price listed and specified in Exhibit 1.

4 The Lessor shall issue an invoice for charges on additional and professional services incurred by the Lessee on the 5th of every month and the Lessee shall pay the bill on the 15th of the month.

5 The Lessor has the right to give the Lessee one month’s written notice of any change in additional services due to fluctuations in costs that affect rates of additional services.

6 In accordance with the purpose of this Agreement, the Lessor’s Office shall be available 24 hours a day during the lease term. However, secretarial support from the Lessor is provided Monday through Friday, excluding holidays, and is available from 9:00 am to 6:00 pm.

Article 4 Security Deposit and Rent Payments

1 Upon execution of this Agreement, the Lessee shall pay the Lessor the following amount:

1.              Base monthly rent and VAT

2.              A refundable security deposit equal to six months of base monthly rent. There is no interest on the security deposit, and the Lessor shall return the security deposit in full to the Lessee upon the termination of this Agreement.

Base Monthly Rent	KRW	1,579,400
VAT (10%)	KRW	157,940
Security Deposit	KRW	9,476,400
Total	KRW	11,213,740

2 The Lessor shall hold the security deposit mentioned in Paragraph 1 above for the term of this Agreement. Upon termination of this Agreement, the Lessee shall restore the Office and other facilities of the Lessor to its original condition, and the Lessor shall return the security deposit to the Lesser within 15 days. There is no interest on the security deposit.

3 The Lessee shall pay the first base monthly rent and the security deposit before using the Lessor’s facilities and services and the Lessee shall pay the base monthly rent on the 15th of each month (or the following day if it is a holiday). The Lessee shall not deduct from the base monthly rent due under any pretext.

4 The base monthly rent payment is calculated on a monthly basis. However, if the lease period does not start on the first day of the month or does not end on the last day of the month, the rent shall be calculated on a daily basis from the commencement date or termination date of this Agreement.

5 If the Lessee fails to pay the rent by the due date, the damages for delay calculated from the following day of the due date to the day of payment at 17% per annum on the delayed rent shall be paid to the Lessor.

6 In the event that the Lessee acknowledges that the maintenance and repair of the Lessor’s building is inevitable because the Lessee violated or neglected the terms set forth in this Agreement during the term of this Agreement, the Lessor has the right to deduct a portion of the Lessee’s security deposit as repair costs for necessary repairs or actions. The Lessee may pay the repair charges required by the Lessor within seven days of the breach or negligence of the Lessee so that the Lessor may retain the full amount of the security deposit specified in Paragraph 1.

7 The deposit equal to one month’s rent shall be paid, and the deposit (free of interest) shall become part of the security deposit at the conclusion of this Agreement, and the deposit shall not be refunded upon cancellation of this Agreement.

8 When this Agreement is concluded, the resident company shall pay the monthly rent (VAT not included) and the security deposit (an amount equal to six months of monthly rent) before the move-in date.

Article 5 Use of the Office

1 The Lessee shall not use the Office for purposes other than office purposes, such as selling goods or leasing to others without written consent. Furthermore, the Lessee shall not permit anyone to sleep or reside in the Office.

2 The Lessee shall manage the Lessor’s property by exercising a duty of care as a good user. However, in the event of any damages to or breakages of the Lessor’s property due to the fault of the Lessee, such damage shall be restored to its original condition at the expense of the Lessee.

3 Upon termination of this Agreement, the Lessee shall remove all articles of personal property owned or occupied by the Lessee prior to the termination date of this Agreement, and shall restore the Office to its original condition at the time of the execution of this Agreement as required by the Lessor, and vacate the Office to the Lessor.

4 The Lessor may enter the Lessee’s Office after prior notice for regular cleaning, furniture repair, and inspection.

5 In the event of damage to or breakage of the Office furniture or other facilities, the Lessee shall replace it with another of the same or similar object as the damaged one or compensate for the damage.

6 The Lessee shall not, in any case, exchange or take out any furniture or appendage from the Office without the prior written consent of the Lessor.

Article 6 Responsibility (Mandatory Provisions)

1 If the Lessee or its employers or customers intentionally or negligently damages the Lessor’s property, the Lessee shall promptly notify the Lessor of the fact and compensate for the damage (the amount of damage is based on the market value, as calculated by the Lessor). In the event of any damages which is not notified by the Lessee or irreparable  during the term of this Agreement, such damage shall be deemed to be the act of the Lessee, and the Lessor may take necessary measures, such as claiming damages.

2 The Lessee shall not hire or attempt to hire any employee employed by the Lessor during the term of this Agreement and shall pay a fine of KRW 5 million for violation thereof.

3 The Lessee shall maintain one of the requirements set forth in the following subparagraphs:

1.              A potential foreign investor who has completed the foreign investment notification process pursuant to the procedures under the provisions of the Foreign Investment Promotion Act for a planned investment of at least USD 300,000, of which the arrived amount is over USD 100,000 within one year of move-in. (Companies that have already notified investment)

2.              Those who expect to report investment of at least USD 300,000 within six months after move-in, of which the arrived investment is over USD 100,000 within one year of move-in. (Companies planning to notify investment)

3.              As a foreign-invested company, those who reported additional investment amount of at least USD 200,000 by foreign investors, of which the arrived amount is over USD 100,000 within one year of move-in. (Companies that have already executed investment)

4 In case of any significant changes to the investment notification during the period of stay, or to the investment project submitted upon arrival or move-in, the resident company shall notify the operation management department of the contents in writing within 15 days of the date when such change took place.

Article 7 Termination and Expiration of the Agreement

1 The Lessor may terminate this Agreement without prior notice if the Lessee performs any of the acts listed in the following subparagraphs:

1.              The Lessee fails to make the payment of base monthly rent and other expenses, and such status of non-payment lasts more than two months from the due date

2.              Documents submitted by the Lessee to move into the Lessor’s Office are false or the Lessee have not completed the investment notification or established a corporation within the fixed period after moving in

3.              The Lessee used the Lessor’s property or services for the purpose of conflicting with the laws of the Republic of Korea or violating social order

4.              Messages or calls received by the Lessor on behalf of the Lessee are inappropriate under the Lessor’s standard or for maintaining the Lessor’s honor

5.              The Lessee does not attempt to remedy the violation within ten days after receiving notice in the event the Lessee violates the Lessor’s regulations and procedures set forth in Article 1, Paragraph 2

6.              The Lessee attempts to lease or permits the use of the Lessor’s facilities (including the Office) to anyone other than the Lessee’s employees

7.              The Lessee interferes with or harms the honor of other customers’ business, including the Lessor

8.              The Lessee illegally uses the Lessor’s name or engages in business similar to the Lessor

2 If the Lessor terminates this Agreement for the reasons provided in subparagraphs of Paragraph 1, the Lessee shall withdraw the right to object or file a complaint thereof.

3 Upon receipt of notice of termination from the Lessor one month prior to the termination of this Agreement, the Lessee may terminate this Agreement at any time. In such event, the Lessor shall return the security deposit after deducting the unpaid bill and monthly rent upon the Lessee’s vacating the Office to the Lessor.

4 If the Lessor intends to terminate this Agreement with the Lessee due to unavoidable reasons, the Lessor shall notify of its intention to terminate by no later than 30 days prior to its intended termination. In such event, the Lessee does not have the right to object or claim for damages thereof.

Article 8 Force Majeure

1 Except for the obligations to make payments for services already provided, neither the Lessor nor the Lessee shall be liable for failure to perform or delay in performing any of its obligations under this Agreement due to natural disasters including, earthquakes, storms and floods, and war, riots and other force majeure circumstances.

Article 9 Governing Law

1 This Agreement and the interpretation of this Agreement shall be governed by the laws of the Republic of Korea.

2 For any disputes arising from disagreements or interpretation of this Agreement, the Lessor and the Lessee shall first attempt to resolve such dispute through mutual consultation and compromise. However, if not resolved between the parties, the Lessee agrees that the Seoul District Court shall have the jurisdiction for settling any disputes arising from this Agreement.

Article 10 Notice

All notices made pursuant to this Agreement shall be in writing and shall be delivered personally or to the address of the Lessee provided in this Agreement or to the address designated by the Lessee.

To evidence the parties’ agreement to this Agreement, the contracting parties (the Lessor and the Lessee) confirmed that there is no objection to this Agreement and executed two copies of this Agreement, of which each party keeps one copy.

“Lessee” NeuroBo Co., Ltd.	“Lessor” Invest Korea Plaza

Signature	Signature

/s/ Choi Sang-Jin	/s/ Kim Jae-Hong

Name: Choi Sang-Jin	Name: Kim Jae-Hong

Title: Senior Executive Vice President	Title: President & COO

Date: February 21, 2018	Date: February 21, 2018

Lessee’s Address: Samsung Raemian Apt # 438-1304, Yeongtong-dong, Yeongtong-gu, Suwon-si, Gyeonggi-do

[Exhibit I]

☐ Basic Free Services

(Basic service is included in the rent.)

• Fully equipped with basic furniture and equipment necessary for office work
• Able to use the company address	• Available for 24 hours a day
• Fax receipt notification	• Scan service
• Reservation service: hotel, booking flight ticket, car rental, and restaurant
• Print / Copy	- Up to 60 pages per month
• Parking permit: One permit per each company in principle, however, two permits for the leased area of 60m2~120m2, and three permits for the leased area exceeding 120m2
• Access card: Issue up to the number of IKP support desks (full capacity)
• Maintenance service across all facilities
• Provide free coffee	• Mail receipt management (Courier fees to be paid by the business)

☐ Paid Additional Services	(VAT not included)

• To send fax	Domestic: KRW 500 (per 1 A4 page) Overseas: KRW 500 (per 1 A4 page) + communication fee

• To send call	Base fee: (KRW 2,000 per month) + actual expenses

• Copy / Print	A4: KRW 50/1 page (black&white), KRW 500/1 page (color) A3: KRW 100/1 page (black&white), KRW 1,000/1 page (color)

• High-speed internet installation – (Long-term) Internet cost per line: KRW 20,000 per month – Short-term and smart offices use for less than 15 days: KRW 10,000

• Access card:	– For the extra card and re-issuance or non-return of the card KRW 20,000 per card

• Parking lot: - KRW 70,000/month per car	– Number of days calculated on a daily basis

(All prices listed above are subject to change without prior notice.)

☐ Professional Services

The following professional services are available upon request. The cost will be calculated as reimbursement for expenses.

• Support for establishing a corporation in Korea	• Support for establishing branches and liaison offices
• Audit / Accounting / Bookkeeping	• Professional human resources consulting and dispatch outstanding personnel
• Legal and tax related consulting	• Interpretation and translation
• Bank account opening service

Special terms: The Lessee shall take over the Office with the interior design performed by the former lessee, and upon the termination of this Agreement, the interior design shall be disassembled and restored to its original condition, if requested by the Lessor.

Representative   Choi Sang-Jin    (Signature)